UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2016, Harvard Apparatus Regenerative Technology, Inc., or the Company, entered into an amendment to its Employment Agreement (the “Agreement”) with Saverio LaFrancesca, M.D., its Chief Medical Officer (the “Amendment”).  The Amendment modified the Agreement to adjust certain termination payment provisions relating to termination by the executive for good reason, by the Company without cause, and in connection with a change in control. The Amendment furthers the Company’s executive compensation objectives, including the retention of high performing and experienced executives and the motivation and reward of executives whose knowledge, skills and performance are critical to the Company’s success. As modified, the Agreement provisions also now conform to the respective provisions of the Company’s employment agreement with Thomas McNaughton, its Chief Financial Officer. Prior to the modifications, the Agreement provided for termination payments in the above described scenarios based on six months of Mr. LaFrancesca’s current base salary. Following the Amendment, (i) the change of control termination payment is now based on Mr. LaFrancesca’s most recent annual base salary plus most recent annual cash incentive compensation, and (ii) for termination by the executive for good reason, by the Company without cause, the payment is now based on the sum of his average annual base salary for the prior three fiscal years or annual salary for the prior fiscal year, whichever is higher, and his average annual cash incentive compensation for the prior three fiscal years or annual cash incentive compensation for the prior fiscal year, whichever is higher. A copy of the Amendment is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Amendment to Employment Agreement, by and between Harvard Apparatus Regenerative Technology, Inc. and Saverio LaFrancesca, M.D., dated as of March 24, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvard Apparatus Regenerative Technology, INC.
(Registrant)

March 24, 2016	/s/ Thomas McNaughton
(Date)	Thomas McNaughton Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Amendment to Employment Agreement, by and between Harvard Apparatus Regenerative Technology, Inc. and Saverio LaFrancesca, M.D., dated as of March 24, 2016